6:
As filed with the Securities and Exchange Commission on June 15, 2004.
Registration No. 333-__________
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
Registration Statement under The Securities Act of 1933

AirRover Wi-Fi Corp.
(Exact Name of Registrant as Specified in its Charter)
DELAWARE	01-0623010
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808 (225) 923-1034
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)

Employment Agreement of Casey Jensen
(Full title of the plan)

David Loflin, President	AirRover Wi-Fi Corp.
5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808
(225) 923-1034
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:	Eric Newlan, Esq. NEWLAN & NEWLAN 819 Office Park Circle Lewisville, Texas 75057 972-353-3880

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.0001 par value	100,000 issued shares	$1.15(1)	$115,000	$14.57
Total	100,000 shares		$115,000	$14.57
(1)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the last trade price reported on the OTC Bulletin Board on June 11, 2004, $1.15 per share.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The documents listed in (1) and (4) below are incorporated by reference in this registration statement. All documents subsequently filed by AirRover Wi-Fi Corp. pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

1.	Annual Report on Form 10-KSB for the year ended December 31, 2003;
2.	Quarterly Report on Form 10-QSB for the three months ended March 31, 2004;
3.	Current Report on Form 8-K, date of event: March 2, 2004;
4.	Current Report on Form 8-K, date of event: May 21, 2004; and
5.	Current Report on Form 8-K, date of event: May 24, 2004.

AirRover Wi-Fi Corp. is also incorporating by reference all documents hereafter filed by AirRover Wi-Fi Corp. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold.

Item 4. Description of Securities.

We are authorized to issue up to 200,000,000 shares of common stock, $.001 par value per share. Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our shareholders. Subject to preferences that may apply to any of our outstanding preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.

Our restated certificate of incorporation contains provisions limiting the liability of directors. Our restated certificate of incorporation provides that a director will not be personally liable to us or to our shareholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

-	any breach of the director’s duty of loyalty to us or to our shareholders;
-	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
-	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
-	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as state or federal securities laws or state or federal environmental laws.

In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law, including the non-exclusivity provisions of Delaware law, and under our bylaws, subject to limited exceptions. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Exhibit No.	Description
5.1	Opinion of Newlan & Newlan, Attorneys at Law, re: Legality.
10.1	Employment Agreement between AirRover Wi-Fi Corp. and Casey Jensen.
23.1	Consent of Malone & Bailey, PLLC, independent auditor.
23.2	Consent of Newlan & Newlan, Attorneys at Law.
Item 9. Undertakings.
(1)	The undersigned Registrant hereby undertakes:
(a)

To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 11th day of June, 2004.

AIRROVER WI-FI CORP.

By:	/s/ DAVID LOFLIN
David Loflin President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

/s/ DAVID LOFLIN		June 11, 2004
David Loflin	President (Principal Executive Officer), Principal Accounting Officer (Principal Financial Officer) and Director

/s/ WADDELL D. LOLFIN		June 11, 2004
Waddell D. Loflin	Vice President, Secretary and Director

/s/ GREGORY A. BONNER		June 11, 2004
Gregory A. Bonner	Director

/s/ IRA R. WITKIN		June 11, 2004
Ira R. Witkin	Director